EXHIBIT 99.1






FOR IMMEDIATE RELEASE:                                       NEWS
January 10, 2001                                         OTC-VARL

                   VARI-L COMPANY ANNOUNCES APPOINTMENT
          OF RICK DUTKIEWICZ AS PERMANENT CHIEF FINANCIAL OFFICER

DENVER, Colorado -- Vari-L Company, Inc. (OTC-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced the appointment of Richard P. Dutkiewicz as permanent chief financial officer. Dutkiewicz is scheduled to join Vari-L on January 22, replacing Kriss Andrews, who has been acting as interim chief financial officer since August. Andrews plans to remain with the Company for several weeks to ensure a smooth transition.

Dutkiewicz has 22 years of diversified financial management, bank, investment bank and investor relations experience with companies such as United Technologies, MicroLithics, Tetrad and Coleman Natural Products. In addition, he is a former audit manager and management computer audit specialist with KPMG, LLP, although his association with KPMG predates KPMG's current engagement with Vari-L by 16 years.

"Rick Dutkiewicz brings to Vari-L a wealth of experience that is ideally suited to his new role at the Company," said Pete Pappas, CEO. "His background in microelectronics and particular strengths in financial management and analysis, cost accounting, auditing, SEC reporting, investor relations and banking were key to our decision to select him over several hundred applicants. We expect him to play an important role on the senior management team in moving Vari-L forward and building investor confidence and shareholder value."

Immediately prior to joining Vari-L, Dutkiewicz was vice president of finance, chief financial officer, treasurer and secretary of Coleman Natural Products, Inc., a leading domestic supplier of natural beef. Prior assignments include director of finance and administration with MicroLithics Corporation, a designer and developer of multilevel interconnect boards, standard electronic modules and systems used in defense electronics applications; and various finance and related positions with medical device manufacturer Tetrad Corporation and semiconductor maker United Technologies Microelectronics Center, a division United Technologies Corporation.

Dutkiewicz is a graduate of Loyola University of Chicago with a BBA in Accounting. He is currently a member of Financial Executives
International (FEI) and the American Institute of Certified Public Accountants. He is also a member of the board of directors of CareerLab.com, and is a former treasurer and board member of Evergreen Mountain School.

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success and timeliness of the Company's efforts to restate its prior financial statements, future economic conditions generally, as well as other factors.

                                 CONTACTS:

Vari-L Company, Inc.              Pfeiffer Public Relations, Inc.
Pete Pappas, CEO                                     Jay Pfeiffer
303/371-1560                                         303/393-7044
                                               Jay@pfeifferpr.com